Exhibit 99.1

Quantum Technologies Reports Fiscal 2007 Financial Results

IRVINE, Calif., July 16, 2007 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of alternative fuel systems and accessories for specialty vehicles and applications, including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2007 fourth quarter and year ended April 30, 2007. Conference call information is provided below.

Fourth Quarter Results

Total revenue in the fourth quarter of fiscal 2007 was $36.8 million compared to $45.8 million in the fourth quarter of fiscal 2006. The decrease in consolidated net revenue is the result of a $5.1 million decrease in revenues within the Tecstar Automotive Group’s segment and a $3.9 million decrease within the Quantum Fuel System segment.

The Company’s consolidated operating loss increased from $13.9 million in the fourth quarter of fiscal 2006 to $15.1 million in the fourth quarter of fiscal 2007. The increase was primarily due to a $2.3 million restructuring charge and FAS123R share-based compensation expenses in the fourth quarter of fiscal 2007, partially offset by a lower operating loss at the Tecstar automotive group operating segment. The Tecstar Automotive Group operating segment loss was $8.9 million – including the restructuring charge, the Quantum Fuel Systems operating segment loss was $2.6 million and Corporate segment expenses were $3.5 million. The compensation expense related to the adoption of 123R was $1.3 million and depreciation and amortization expense during the fourth quarter of fiscal 2007 was $3.0 million.

Quantum Fuel Systems operating segment revenues during the quarter were $3.1 million compared to $7.0 million in the fourth quarter of fiscal 2006, representing a 56% decrease. This decrease is primarily due to higher product sales in the prior year fourth quarter to support Toyota’s fuel cell bus program and higher development program revenues. This segment had an operating loss of $2.6 million compared to an operating loss of $2.3 million in the fourth quarter of fiscal 2006. This increase was primarily a result of lower customer funded development program activities and share-based compensation expense.

Tecstar Automotive Group operating segment revenues during the quarter were $33.7 million compared to $38.8 million in the fourth quarter of fiscal 2006. This decrease is related to the lower product sales from our operations in Canada and low volume in Texas associated with trucks and sport utilities. Product sales for the Tecstar Automotive Group totaled $27.7 million, consisting of $14.9 million in second-stage automotive assembly and conversion revenues, $10.7 million in automotive OEM accessory parts revenues, and other product sales of $2.1 million. Cost of product sales for the Tecstar Automotive Group was $27.8 million in the fourth quarter of fiscal 2007. Contract revenue for the Tecstar Automotive Group was $6.0 million for the fourth quarter of fiscal 2007.

The Company’s net loss increased from $14.5 million, or $0.27 a share, in the fourth quarter of fiscal 2006 to $16.2 million, or $0.25 a share, in the fourth quarter of fiscal 2007.

Fiscal 2007 Results

For the fiscal year ended April 30, 2007, the Company reported consolidated revenues of $146.7 million compared to fiscal 2006 revenues of $191.9 million and consolidated product sales of $130.0 million compared to fiscal 2006 product sales of $172.1 million. The decrease in product sales is a result of lower revenues within the Tecstar Automotive Group’s operations, partially offset by a $1.9 million increase in product sales for the Quantum Fuel System segment. Quantum Fuel System segment product revenues increased 22%, from $8.8 million in fiscal 2006 to $10.7 million in fiscal 2007. Product sales for Quantum Fuel System’s consist of the Company’s hydrogen fuel metering and fuel storage systems for Toyota Motor Corporation’s fuel cell SUV platform and bus platform, sales associated with General Motors’ mid-size automobiles and pick-up trucks equipped with the Company’s bi-fuel and compressed natural gas fuel systems, and hydrogen hybrid vehicles. The Quantum Fuel system operating segment operating loss decreased $1.0 million from $13.4 million in fiscal 2006 to $12.4 million in fiscal 2007 primarily due to the higher product sales and the gross profits in fiscal 2007.

The Tecstar Automotive Group segment revenues decreased $43.1 million, or 25%, from $172.1 million in fiscal 2006 to $129.0 million in fiscal 2007. Product sales for the Tecstar Automotive Group segment decreased $43.8 million, or 27%, from $163.2 million in fiscal 2006 to $119.4 million in fiscal 2007 as a result of the expiration of certain second stage contracts and changeovers in vehicle platforms by General Motors that have occurred since the second half of fiscal 2006. Operating loss for the Tecstar Automotive Group segment was $10.1 million and $101.9 million for fiscal years 2006 and 2007, respectively. Included in the fiscal 2007 operating loss was an impairment charge for goodwill of $71.7 million. The Corporate segment expenses increased from $9.9 million in fiscal 2006 to $15.0 million in fiscal 2007. The increase in corporate expenses in fiscal 2007 is primarily due to share-based compensation expense of $3.2 million resulting from the new accounting change effective beginning in fiscal 2007.

During fiscal 2007, depreciation and amortization expense was $12.0 million compared to $10.5 million during fiscal 2006. The Company’s net loss increased from $35.5 million, or $0.67 a share, for fiscal 2006 to $140.5 million, or $2.28 a share, for fiscal 2007.

Alan P. Niedzwiecki, President and CEO, stated, “Our overall operating performance during fiscal 2007 continued to be affected by the downturn in vehicle sales and the change over in model year for several vehicle platforms offered by our largest customer, General Motors. During the fourth quarter, we made significant reductions in our cost structure and staffing levels, discontinued unprofitable business lines and consolidated certain facilities. These changes resulted in a $2.3 million restructuring charge, but we anticipate this will lead to improvement in the coming fiscal year. We will continue to evaluate our facilities and cost structure, balancing future reductions with new programs and opportunities being offered by our OEM customer base. Additionally, as recently announced, we are reviewing strategic options for the Tecstar operating segment, including strategic alliances or a possible sale of all or part of the Tecstar Automotive Group subsidiary.

Mr. Niedzwiecki continued, “Fiscal 2007 also brought opportunities to the company, especially new relationships in international markets that will allow us to begin leveraging our existing product and technology base. We have memorandums of understanding for the establishment of strategic relationship with companies in China, India and Europe, and continue to advance our lithium ion battery technology in partnership with Advanced Lithium Power based in Vancouver, Canada. Our product and technology portfolio has been solidified by the advancement of our fuel storage and delivery systems, our battery control systems and hybrid systems under funded program development work with the US military, automobile companies and other domestic and international government agency funding. The lithium ion battery technology combined with our industry leading hydrogen storage systems and system design capabilities will position us to capitalize on growing opportunities within hybrid systems, hydrogen engine and hydrogen fuel cell vehicles, refueling technology and other applications including the renewable energy markets.”

Mr. Niedzwiecki added, “We recently announced an agreement to acquire an equity stake in a German solar energy technology company that develops and manufactures high-efficiency photovoltaic modules for a number of innovative applications, including automotive, residential, and commercial applications. We expect this to be the first step in a pathway to re-establish our dedication to alternative energy and progressively become a fully integrated alternative energy company.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statement of Operations

	Three Months Ended April 30,		Year Ended April 30,
	2006	2007	2006	2007
Revenue:
Net product sales	$40,245,339	$29,291,802	$172,055,980	$130,016,726
Contract revenue	5,544,147	7,503,731	19,819,676	16,666,970

Total revenue	45,789,486	36,795,533	191,875,656	146,683,696

Costs and expenses:
Cost of product sales	39,610,297	28,987,451	161,860,800	130,446,532
Research and development	6,924,855	8,860,922	25,859,671	23,988,449
Selling, general and administrative	11,986,661	10,581,870	33,406,770	42,853,039
Amortization of intangibles	1,139,297	1,134,053	4,081,908	4,536,476
Restructuring charges	—	2,326,868	—	2,443,261
Impairment loss on goodwill	—	—	—	71,718,601

Total costs and expenses	59,661,110	51,891,164	225,209,149	275,986,358

Operating loss	(13,871,624)	(15,095,631)	(33,333,493)	(129,302,662)

Interest income	241,851	27,626	1,056,141	662,834
Interest expense	(1,164,445)	(1,210,324)	(3,033,887)	(4,816,329)
Gain on disposal of subsidiary	—	213,517	—	555,005
Loss on early extinguishment of debt	—	—	—	(6,300,000)
Minority interest in losses (earnings) of subsidiaries	686,496	249,709	405,695	1,011,191
Other income (expense), net	80,601	(34,571)	(14,185)	86,551
Income tax benefit	138,330	436,297	655,186	856,008

Loss from continuing operations	(13,888,791)	(15,413,377)	(34,264,543)	(137,247,402)

Loss from discontinued operations	(616,912)	(770,652)	(1,268,512)	(3,281,895)

Net loss	$(14,505,703)	$(16,184,029)	$(35,533,055)	$(140,529,297)

Net loss per share—basic and diluted	$(0.27)	$(0.25)	$(0.67)	$(2.28)

Number of shares used in per share calculation - basic and diluted	54,581,251	66,049,803	53,283,956	61,760,458

Cash Flow Information:
Depreciation and amortization	$5,554,528	$3,021,831	$10,503,621	$11,962,037
Cash used in operating activities	(6,762,013)	(14,024,998)	(36,829,254)	(37,386,930)
Capital expenditures	(1,900,381)	(261,179)	(7,960,415)	(5,570,220)

		April 30, 2006	April 30, 2007
Balance Sheet Information:
Cash and cash equivalents		$9,012,610	$4,018,986
Restricted cash and marketable securities		15,000,000	1,000,000
Property & equipment, net		23,716,716	18,700,342
Goodwill & intangibles, net		165,548,632	89,268,715
Total assets		282,308,601	167,543,370
Current liabilities		50,867,994	39,122,518
Long-term debt		33,092,568	45,704,394
Stockholders’ equity		191,592,868	77,529,574
Working capital		26,435,105	17,336,729

Recent Highlights

*	Quantum Awarded Contract by Force Protection to Support Engineering and Production of Armored Military Vehicles—Quantum’s Tecstar Automotive Group was awarded a contract by Force Protection, Inc of Ladson, South Carolina to provide engineering design and production support for its Mine Resistant Ambush Protected (MRAP) military vehicles. The initial efforts under this contract include prototype vehicle builds and manufacturing process development.

*	Quantum Awarded Contract to Develop Diesel Hybrid Electric Vehicles for U.S. Army—Quantum was awarded a contract to develop a diesel hybrid electric version of its Alternative Mobility Vehicle (AMV) “Aggressor.” This program is a follow on to Quantum’s successful “Aggressor” vehicle, a high performance light-duty off-road fuel cell hybrid vehicle developed for the U.S. Army’s Tank Automotive Research, Development and Engineering Center (TARDEC), National Automotive Center (NAC).

*	Quantum Signs Binding Letter of Intent to Acquire Stake in a German Solar Company—Quantum announced that it has signed a binding letter of intent to acquire a 24.9 percent equity stake in a German solar energy technology company that develops and manufactures high-efficiency photovoltaic modules for a number of innovative applications, including automotive, residential, and commercial applications.

*	Quantum Signs Strategic Agreement for Distribution of Alternative Fuel Systems in India—Quantum announced that it has signed an agreement for the marketing, sales, and distribution in India of its leading alternative fuel vehicle products and systems for compressed natural gas (CNG), blends of natural gas and hydrogen, and liquid petroleum gas (LPG).

*	Quantum Fuel Systems Says Partner in Lithium Battery Venture to Work With China Automaker—Quantum’s lithium-ion battery partner, Advanced Lithium Power Inc. (ALP), has signed a Memorandum of Understanding with a leading Chinese automaker to jointly develop battery-dominant propulsion systems for passenger vehicles, with the goal of establishing a cooperative venture to commercialize products globally. ALP has developed breakthrough energy and power management technologies, including advanced control strategies for lithium-ion cell balancing and thermal management, resulting in battery packs of unprecedented power density, energy density, safety, and durability. The Quantum-ALP team was recently selected by the South Coast Air Quality Management District (SCAQMD) to engineer and supply a fleet of plug-in-hybrid vehicles based on the Ford Escape Hybrid, for application in Southern California.

*	Quantum Partners With Major Chinese Automaker to Develop and Commercialize Advanced Vehicles—Quantum announced that it has signed a Memorandum of Understanding to establish a cooperative joint venture with a major automaker in China for the development and commercialization of hybrid and alternative fuel vehicles, manufacture of gaseous fuel components, and integration of advanced propulsion systems. Quantum has partnered with one of the fastest growing automakers in China, which is now the second largest automotive market in the world. China is estimated to produce in excess of 7.4 million vehicles in 2007, after several years of double-digit growth. Under this agreement, Quantum and the Chinese automaker will develop a joint venture in 2007 focused on the development of hybrid vehicles, manufacture of gaseous fuel management components, and distribution of powertrain components.

*	Quantum Signs Strategic Agreement in China to Expand Global Portfolio of Natural Gas Vehicle Products—Quantum announced that it has signed an agreement in China for the distribution and sale of compressed natural gas (CNG) cylinders into international markets. Through this agreement, Quantum gains access to lower-cost Type II steel tanks and Type III aluminum-lined, carbon fiber-wrapped, high-pressure compressed natural gas cylinders, enabling entry into broader international market segments. The tanks will be manufactured in China by Quantum’s partner for the international automobile and transit bus markets. Quantum will assist with the certification of these CNG cylinders to international standards for safety and quality, specifically ISO 11439, EU ECE R110, and US NGV2-2000, for compressed natural gas tanks.

*

Quantum Ships Eleven Extended-Range Hydrogen Hybrid Vehicles to Norway’s Hydrogen Highway—Quantum announced that it has shipped eleven hydrogen-fueled Prius hybrid vehicles to Miljobil Grenland AS, a participant and vehicle provider to the Norwegian Hydrogen Highway (HyNor). The Norwegian government, industry participants, and the organizations participating in a joint effort called HyNor plan on creating a “Hydrogen Highway” between the capital, Oslo, and western Norway’s port of Stavanger. The Norwegian HyNor plan calls for five refueling stations along the main highway from Oslo to Stavanger, the center of the national petroleum industry that makes Norway the world’s third largest oil exporter, after Saudi Arabia and Russia. By 2009, HyNor plans to have enough fueling stations along the 580-kilometer (360 mile) route to allow hydrogen-powered vehicles to routinely make the trip. The ultimate goal is to extend the hydrogen infrastructure network through much of Scandinavia under the Scandinavian Hydrogen Highway Partnership, a joint organization formed by HyNor, Sweden’s HyFuture, and Denmark’s Hydrogen Link.

The Hydrogen Hybrid package for the Prius includes Quantum’s electronic multi-point hydrogen injection system, turbocharger and intercooler, Quantum’s compressed hydrogen fuel storage module and hydrogen fuel delivery system, and Federal Motor Vehicle Safety Standards (FMVSS) crashworthy design and validation. The eleven vehicles in this shipment were equipped with an extended range package, which was engineered by Quantum to provide additional hydrogen storage capacity and a resulting 30 percent increase in vehicle driving range between refueling. In addition to performing in specified starting conditions and meeting certain drivability specifications, these vehicles were designed to meet European safety standards, including the successful completion of crash testing to verify the safety of the converted vehicles.

*	Quantum Awarded Contract to Develop and Demonstrate Plug-In Hybrid Electric Vehicles—Quantum announced that it was awarded a $2.1 million contract by California’s South Coast Air Quality Management District (AQMD) to develop and demonstrate plug-in hybrid electric vehicles (PHEVs). Quantum will develop, manufacture, and deploy 20 Ford Escape PHEVs for demonstration in Southern California. Under this contract, Quantum will utilize its OEM system engineering and vehicle integration methodologies to develop a plug-in hybrid version of the 2008 Ford Escape Hybrid. The PHEV system will be based on integrating a lithium ion battery pack and management system from Advanced Lithium Power Inc. (ALP), a partner of Quantum. ALP’s plug-in hybrid battery system will be designed to achieve a target of 35-40 miles of battery-only range. Extensive analysis and testing, including vehicle crash testing as well as fuel mileage and emissions performance, will be completed on the Ford Escape PHEV prior to the field demonstration to ensure the safety, performance, and reliability of the vehicles.

The AQMD has been a leader in developing and demonstrating plug-in hybrid technologies. Plug-in hybrid technologies overall have potential for lower criteria pollutant emissions and zero local emissions during portions of the commute when vehicles are operating on battery only. This can provide substantial benefits to communities, neighborhoods, and schools where these vehicles operate. AQMD’s draft 2007 Air Quality Management Plan calls for 100,000 PHEVs by 2014 in the South Coast Air Basin and up to one million PHEVs by 2020. This is one of the measures needed to meet the aggressive air quality goals and deadlines required by U.S. EPA. The AQMD also believes that PHEVs can be an enabling technology for all types of alternative fuels, such as CNG and hydrogen, by reducing the size of the most costly components (e.g., gaseous storage tanks and the fuel cell stack) and relying more heavily on the battery system.

Financial Results Call Scheduled:

Monday, July 16, 2007 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #6471154

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until August 11, 2007 at 1:30 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by August 4, 2007 for approximately two weeks: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, and Sumitomo. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into OEM-level dual invoice programs and other new model platforms with our OEM customers; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to fully realize the synergies and other perceived advantages resulting from the recent acquisitions; costs and potential litigation associated with our acquisitions; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2007 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Email: drasmussen@qtww.com

(C) 2006 Quantum Fuel Systems Technologies Worldwide, Inc.

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